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                                                                      Exhibit 11


                       Dean Foods Company and Subsidiaries


                Computation of Basic and Diluted Income Per Share
                -------------------------------------------------
                      (In thousands, except per share data)



                                                           1998          1997           1996
                                                           ----          ----           ----
Income (Loss) from Continuing Operations               $ 87,980       $73,988      $(16,865)
Income (Loss) from Discontinued Operations               18,322        12,716       (32,823)
                                                       --------       -------      --------
Net Income (Loss)                                      $106,302       $86,704      $(49,688)
                                                       ========       =======      ========

BASIC INCOME (LoSS) PER SHARE:
Income (Loss) from Continuing Operations                  $2.17         $1.84       $  (.42)
Income (Loss) from Discontinued Operations                  .46           .32          (.82)
                                                          -----         -----       -------
Net Income (Loss)                                         $2.63         $2.16       $ (1.24)
                                                          =====         =====       =======

Weighted average common shares outstanding               40,469        40,181        40,122
                                                         ======        ======       =======


DILUTED INCOME (LOSS) PER SHARE:
Income (Loss) from Continuing Operations                  $2.13         $1.83       $  (.42)
Income (Loss) from Discontinued Operations                  .44           .32          (.82)
                                                          -----         -----       -------
Net Income                                                $2.57         $2.15       $ (1.24)
                                                          =====         =====       =======

Adjusted weighted average common shares*                 41,395        40,377        40,140
                                                         ======        ======       =======

* Includes weighted average number of potential common shares outstanding. Potential common shares consist solely of the outstanding options under the Company's stock options plans.